EXHIBIT 16.1

Letter of Rotenberg Meril Solomon Bertiger & Guttilla, PC.

Change In Certifying Accountant

January 31, 2006

Securities and Exchange Commission450
Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01, “Changes in Registrant’s Certifying Accountant,” of Form 8-K dated January 31, 2006 of Somanta Pharmaceuticals, Inc. (formerly Hibshman Optical Corp.), and we are in agreement with the statements contained in paragraphs one, three, four and six therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs two and five of Item 4.01 of the above-referenced filing.

Rotenberg Meril Solomon Bertiger & Guttilla PC.
Saddle Brook, NJ